Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS CONTACT:
Tara Y. Harrison (434) 817-8587

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Charlottesville, VA –August 8, 2019 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported second quarter 2019 net income of $2.1 million, or $.791 per diluted share, a 15% increase compared to net income of $1.8 million, or $.681 per diluted share, recognized during the second quarter of 2018.

Second Quarter 2019 Financial Highlights

●	Gross loans outstanding at June 30, 2019 totaled $521.8 million, which represented a decrease of $15.4 million, or 2.9%, the compared to the 2018 year-end balance, and a decrease of $13.2 million, or 2.5%, compared to June 30, 2018. The growth generated through loan originations since June 30, 2018 has been offset by:
○	Payoffs of loans as a result of sales of businesses and properties by borrowers;
○	Repurchase by lead bank of a large participation loan;
○	Payoffs of loans refinanced with other banks after the Company chose not to match competitors’ offers due to our high quality of credit standards, and
○	Continued amortization of and charge-offs within the student loan portfolio.

●	A recovery of loan losses of $64 thousand was recognized in the second quarter of 2019 due primarily to the lower level of delinquencies within the student loan portfolio, along with the decreased balances in the organic loan portfolio. A provision of $701 thousand was recognized in the second quarter of 2018 when we were notified of the loss of surety bonds which previously covered the student loan portfolio.

●	Non-accrual loans have declined $225 thousand since December 31, 2018, from $615 thousand to $390 thousand as of June 30, 2019, and loans 90 days or more past due have declined $278 thousand from $895 thousand to $617 thousand over that same period. Collections efforts on student loans have had a positive impact over the last quarter.

●	The period-end allowance for loan losses as a percentage of total loans was 0.92% as of June 30, 2019, compared to 0.91% as of December 31, 2018 and 0.88% as of June 30, 2018.

●	Annualized return on average assets and return on average equity climbed to 1.33% and 11.53% for the second quarter of 2019, respectively, compared to 1.15% and 10.81% for the same period in the prior year.

●	Total assets of $633.8 million were $11.0 million or 1.7%, lower than total assets as of December 31, 2018 of $644.8 million, and $20.9 million, or 3.2% lower than total assets as of June 30, 2018 of $654.7 million.

●	Noninterest income for the second quarter increased $393 thousand, or 30.1%, over second quarter of the prior year, due largely to the increase in bank-owned life insurance earnings as a result of a death benefit received in June following the death of a former employee. Noninterest income for the first six months of 2019 declined $262 thousand, or 8.7%, driven by a decline of $544 thousand in performance fee royalty income, due predominantly to the condition of the stock market as of 2018 calendar year-end.
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[1]	Common share data for all periods presented has been adjusted to reflect the 5% stock dividend payable in the third quarter of 2019.

Second Quarter 2019 Financial Highlights, continued

●	Noninterest expense for the second quarter increased $658 thousand, or 16.3%, from the second quarter of 2018. For such period, salaries and employee benefits increased $339 thousand, or 17.1%, based on actions taken during the first quarter of 2019, including increased stock grant expense for directors and executive management, the addition of experienced personnel in the Richmond market and additions to the cyber security and network team. Other noninterest expense increased $293 thousand, or 24.8%, compared to the second quarter of 2018, based on a loss accrual of $300 thousand in connection with possible contingent liabilities for pending and threatened legal proceedings. Noninterest expense for the first six months of 2019 increased $1.1 million, or 13.1%, due to an increase in salaries and employee benefits of $694 thousand coupled with an increase in loss accrual of $300 thousand, due to the same reasons as noted above.

●	The provision for income taxes decreased $14 thousand, or 3.2%, compared to the second quarter of 2018, as the non-taxable BOLI income offset the tax effect of the increase in pre-tax income.

●	The cost of funds of 77 basis points for the second quarter of 2019 increased 30 basis points compared to the second quarter of 2018, mainly due to increased rates on deposit accounts as a result of competitive pressures. Low-cost deposits, which include noninterest checking accounts and interest-bearing checking, savings, and money market accounts, remained in excess of 76% of total deposits at the end of the second quarter for both 2019 and 2018 as well as the fourth quarter 2018.

●	Tangible book value per share was $28.72, compared to $26.36 as of the end of the second quarter of 2018.

●	Cash dividends of $806 thousand were declared during the second quarter of 2019, while the remaining net income of $1.3 million, or 62%, was retained.

●	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville and one in Winchester, and offers loan, deposit and treasury management services in Harrisonburg and Richmond, Virginia. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including VNB Trust and Estate Services. Investment advisory and retail brokerage services are offered under the name of VNB Investment Services. Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements as defined in the Securities Exchange Act of 1934.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in: national and local economies, employment or market conditions; interest rates, deposits, loan demand, and asset quality; competition; financial services or tax laws and regulations; accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2018 with the Securities and Exchange Commission on March 15, 2019. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30, 2019	December 31, 2018 *	June 30, 2018
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$12,483	$11,741	$8,315
Federal funds sold	12,311	7,133	18,253
Securities:
Available for sale, at fair value	56,848	61,392	63,581
Restricted securities, at cost	1,684	1,683	3,171
Total securities	58,532	63,075	66,752
Loans	521,763	537,190	535,005
Allowance for loan losses	(4,817)	(4,891)	(4,698)
Loans, net	516,946	532,299	530,307
Premises and equipment, net	6,594	7,042	7,105
Bank owned life insurance	16,190	16,790	16,565
Goodwill	372	372	372
Other intangible assets, net	441	477	528
Accrued interest receivable and other assets	9,904	5,871	6,460
Total assets	$633,773	$644,800	$654,657
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$158,166	$185,819	$172,744
Interest-bearing	97,620	106,884	86,008
Money market and savings deposit accounts	175,740	171,299	146,505
Certificates of deposit and other time deposits	121,993	108,531	131,489
Total deposits	553,519	572,533	536,746
Repurchase agreements and other borrowings	-	-	48,387
Accrued interest payable and other liabilities	5,911	1,525	1,649
Total liabilities	559,430	574,058	586,782

Commitments and contingent liabilities

Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 2,560,138, 2,543,452 and 2,541,138 issued and outstanding at June 30, 2019, December 31, 2018 and June 30, 2018, respectively	6,400	6,359	6,353
Capital surplus	32,138	27,013	26,921
Capital stock dividend distributable	320	-	-
Retained earnings	35,522	38,647	36,332
Accumulated other comprehensive loss	(37)	(1,277)	(1,731)
Total shareholders' equity	74,343	70,742	67,875
Total liabilities and shareholders' equity	$633,773	$644,800	$654,657

*	Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest and dividend income:
Loans, including fees	$6,105	$5,935	$12,202	$11,649
Federal funds sold	74	39	93	74
Investment securities:
Taxable	246	271	498	549
Tax exempt	76	86	157	171
Dividends	31	33	57	61
Total interest and dividend income	6,532	6,364	13,007	12,504

Interest expense:
Demand and savings deposits	463	264	844	496
Certificates and other time deposits	586	262	1,045	402
Repurchase agreements and other borrowings	22	146	89	218
Total interest expense	1,071	672	1,978	1,116
Net interest income	5,461	5,692	11,029	11,388
Provision for (recovery of) loan losses	(64)	701	620	605
Net interest income after provision for (recovery of) loan losses	5,525	4,991	10,409	10,783

Noninterest income:
Trust income	402	427	749	841
Advisory and brokerage income	156	142	292	282
Royalty income	4	34	8	552
Deposit account fees	192	236	373	483
Debit/credit card and ATM fees	189	204	346	391
Earnings/increase in value of bank owned life insurance	466	111	576	220
Fees on mortgage sales	56	46	86	82
Gains on sales of securities	64	-	64	-
Losses on sales of other assets	-	-	-	(33)
Other	171	107	265	203
Total noninterest income	1,700	1,307	2,759	3,021

Noninterest expense:
Salaries and employee benefits	2,321	1,982	4,667	3,973
Net occupancy	444	449	923	930
Equipment	114	118	231	245
Data Processing	330	295	646	547
Other	1,476	1,183	2,629	2,349
Total noninterest expense	4,685	4,027	9,096	8,044

Income before income taxes	2,540	2,271	4,072	5,760
Provision for income taxes	425	439	711	1,132
Net income	$2,115	$1,832	$3,361	$4,628
Net income per common share, basic *	$0.79	$0.69	$1.25	$1.74
Net income per common share, diluted *	$0.79	$0.68	$1.25	$1.72
Weighted average common shares outstanding, basic *	2,688,005	2,666,120	2,683,122	2,663,842
Weighted average common shares outstanding, diluted *	2,688,965	2,688,345	2,687,391	2,685,704

*	Shares and per share data have been retroactively adjusted to reflect a 5% stock dividend effective July 5, 2019.

VIRGINIA NATIONAL BANKSHARES CORPORATION
Financial Highlights
(dollars in thousands, except per share data)
(Unaudited)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Common Share Data:
Net income per weighted average share, basic [1]	$0.79	$0.46	$0.63	$0.81	$0.69
Net income per weighted average share, diluted [1]	$0.79	$0.46	$0.63	$0.80	$0.68
Weighted average shares outstanding, basic [1]	2,688,005	2,678,324	2,670,625	2,669,199	2,666,120
Weighted average shares outstanding, diluted [1]	2,688,965	2,687,238	2,682,270	2,689,720	2,688,345
Actual shares outstanding	2,560,138	2,560,138	2,543,452	2,543,452	2,541,138
Tangible book value per share at period end	$28.72	$28.00	$27.48	$26.83	$26.36
Key Ratios:
Return on average assets[2]	1.33%	0.80%	1.05%	1.34%	1.15%
Return on average equity[2]	11.53%	7.03%	9.52%	12.39%	10.81%
Net interest margin (FTE)[3]	3.67%	3.78%	3.78%	3.80%	3.78%
Efficiency ratio (FTE)[4]	65.24%	66.35%	55.62%	57.72%	57.34%
Loan-to-deposit ratio	94.26%	94.82%	93.83%	97.92%	99.68%
Net Interest Income:
Net interest income	$5,461	$5,568	$5,717	$5,791	$5,692
Net interest income (FTE)[3,4]	$5,481	$5,589	$5,739	$5,814	$5,715
Capital Ratios:
Tier 1 leverage ratio	11.51%	11.37%	11.03%	10.93%	10.70%
Total risk-based capital ratio	15.68%	15.12%	14.38%	14.26%	13.78%
Assets and Asset Quality:
Average Earning Assets	$599,836	$599,776	$602,188	$607,675	$607,043
Average Gross Loans	$524,424	$533,358	$523,157	$532,876	$527,878
Allowance for loan losses:
Beginning of period	$4,905	$4,891	$4,678	$4,698	$3,955
Provision for (recovery of) loan losses	(64)	684	983	285	701
Charge-offs	(114)	(709)	(781)	(315)	-
Recoveries	90	39	11	10	42
Net (charge-offs) recoveries	(24)	(670)	(770)	(305)	42
End of period	$4,817	$4,905	$4,891	$4,678	$4,698
Non-accrual loans	$390	$552	$615	$566	$447
Loans 90 days or more past due	617	629	895	520	143
OREO	-	-	-	-	-
Total nonperforming assets (NPA)[5]	$1,007	$1,181	$1,510	$1,086	$590
NPA as a % of total assets[5]	0.16%	0.19%	0.23%	0.17%	0.09%
NPA as a % of total loans plus OREO[5]	0.19%	0.22%	0.28%	0.21%	0.11%
Allowance for loan losses to total loans	0.92%	0.93%	0.91%	0.89%	0.88%
Non-accruing loans to total loans	0.07%	0.10%	0.11%	0.11%	0.08%
Net (charge-offs) recoveries to average loans[2]	-0.02%	-0.50%	-0.59%	-0.23%	0.03%

[1]	Share and per share data have been retroactively adjusted to reflect a 5% stock dividend effective July 5, 2019.
[2]	Ratio is computed on an annualized basis.
[3]	The net interest margin and net interest income are reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 21%.
[4]	The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of fully tax equivalent (FTE) net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.
[5]	Nonperforming assets for prior periods have been restated to include loans 90 days or more past due.